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                             SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C. 20549

                                          FORM 15

Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number  000-21932
                                                 ---------

                         California Culinary Academy, Inc.
                         ---------------------------------
             (Exact name of registrant as specified in its charter)

             625 Polk Street, San Francisco, CA 94102 (415) 771-3536
             -------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Common Stock, no par value
                            --------------------------
            (Title of each class of securities covered by this Form)

                                      none
                                      ----
        (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6            [ ]
     Rule 12h-3(b)(1)(i)  [ ]


     Approximate number of holders of record as of the certification or notice date: one

     Pursuant to the requirements of the Securities Exchange Act of 1934, California Culinary Academy, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     DATE:  April 4, 2000            /s/ Charles E. White
                              ---------------------------------
                                       Charles E. White
                                   Chief Financial Officer
                              California Culinary Academy, Inc.